Exhibit 99(a)
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                                              (  1 of  2 )

             BT/MCI WILL COMPLETE $4.3 BILLION DOLLAR
                     ALLIANCE TRANSACTION


      WASHINGTON, DC, September 30, 1994--MCI Communications Corporation (NASDAQ:MCIC) and British Telecommunications plc (BT) said they expect to consummate one of the industry's largest global alliances today. This follows the U.S. District Court's (Washington, D.C.) approval earlier this week of the consent decree entered after antitrust review by the Department of Justice (DoJ).

      Today's action will complete BT's 20 percent investment in MCI for $4.3 billion. The issue of 108.5 million shares of Class A common stock, for which BT will pay MCI $3.5 billion, when aggregated with the stock BT acquired from MCI last year for $830 million, will mean BT owns 135.9 million shares of MCI's Class A common stock. The companies also will complete the sale to MCI of a 24.9 percent equity interest in Concert, the joint venture company launched early this summer to provide advanced global communications services to multinational customers. BT and MCI will be investing $1 billion in Concert over the next several years.

     BT is entitled to have three seats on MCI's Board of Directors. The companies said that Michael Hepher, BT's Group Managing Director and Alfred Mockett, managing director for BT Global Communications will serve in that capacity, with another board member to be named later. MCI's Chairman and CEO, Bert C. Roberts, Jr. also will join the BT Board.

     "This is the beginning of a new era in global communications as we and BT fulfill our shared vision to make true global networking a reality," said Bert C. Roberts, Jr., MCI Chairman and CEO.

      "Our alliance has been held to a high standard of approval. The U.S. and British telecommunications industries are the two most open in the world, yet the DoJ required MCI and BT to make certain guarantees to assure there was no possibility of anticompetitive behavior. If the alliances proposed by our competitors are held to the same high standards, it will force other countries to open their markets to real competition and a level playing field," said Roberts.

     The BT investment in MCI was approved by MCI stockholders at a special meeting held in March, this year.




                                             Exhibit 99(a)
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                                              (  2 of  2 )


     In a related measure, MCI's Board adopted a stockholders rights plan, approved earlier by the company's stockholders, that provides a dividend of one preferred share purchase right for each outstanding share of MCI common stock and Class A common stock owned by BT. Each right, which is not presently exercisable, entitles the holder to purchase one one-hundredth of a share of MCI Series E Junior Participating Preferred Stock at an exercise price of $100. In the event that any person acquires 10 percent or more of the outstanding stock of MCI (more than 20.1 percent in BT's case), each holder of a right (other than the acquiring person or group) will be entitled to purchase that number of shares of MCI common stock having a market value of two times the exercise price of the right. MCI agreed to adopt the rights plan in connection with BT's investment and not in response to any known effort to acquire MCI.

     Distribution of the rights will be made on October 11, 1994, payable to stockholders of record at the close of business on that date.

     Details of the rights distribution are contained in a letter being sent to all MCI stockholders shortly.